SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Seabridge Gold Inc.
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State of incorporation or organization)	(IRS Employer Identification No.)

106 Front Street East, Suite 400 Toronto, Ontario CANADA M5A 1E	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.	Description of Registrant's Securities to be Registered.

This Form 8-A hereby registers the Registrant’s class of common shares without par value (the “Common Shares”). The authorized capital of the Registrant consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares. As at February 29, 2012, the Registrant had 42,451,885 fully paid and non-assessable Common Shares issued and outstanding.  The Registrant does not have any other authorized class of securities.

The holders of the Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Registrant, and each Common Share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Registrant.  The holders of the Common Shares, subject to the prior rights, if any, of the holders of any other class of shares of the Registrant, are entitled to receive such dividends in any financial year as the board of directors of the Registrant may by resolution determine.  In the event of the liquidation, dissolution or winding-up of the Registrant, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Registrant, the remaining property and assets of the Registrant.

 There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption is either made through a stock exchange, from a bona fide employee of the Registrant or an affiliate or his personal representative, or is under an offer to purchase pro rata made to every holder or is required to be made pursuant to the Business Corporations Act (Canada) upon exercise by the holder of certain dissent provisions or shareholders remedies set out therein, and provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action. The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Business Corporations Act (Canada) which is related to the sufficiency of profits from which dividends may be paid.

Pursuant to applicable provisions of the Business Corporations Act (Canada), no right or special right attached to shares issued by the Registrant may be prejudiced, altered or otherwise interfered with unless the members of the class of shareholders affected consent to such action by a separate resolution of the members of the class adopted by at least a majority of two-thirds of the votes cast with respect to the resolution.

Item 2.	Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed with this registration statement on Form 8-A because no other securities of the Registrant are registered on the New York Stock Exchange, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 3, 2012	Seabridge Gold Inc.
(Registrant)

By: /s/Rudi Fronk
Name: Rudi Fronk
Title: President and CEO